EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

PIMCO California Municipal Income Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	113,990,625	110.20	12,561.77
Fees Previously Paid	N/A		0.0
Total Transaction Valuation	113,990,625
Total Fees Due for Filing			12,561.77

Total Fees Previously Paid			0.0
Total Fee Offsets			0.0

Net Fee Due			12,561.77

Table 2 to Paragraph (a)(7)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A